                                                                EXHIBIT 10.10


                 UNITED STATES TENNIS ASSOCIATION INCORPORATED

                                   Sublandlord

                                       and

                            US FIBERCOM NETWORK, INC.

                                    Subtenant

                                    SUBLEASE

                                January 28, 1993

                                    TABLE OF CONTENTS

                  Paragraph                                            Page

         1.       Term                                                 1
         2.       Annual Fixed Rent and Additional Rent                1
         3.       Use of the Sublease Premises                         3
         4.       Incorporation of Overlease Terms                     3
         5.       Sublease Subject to Overlease                        5
         6.       Electricity                                          7
         7.       Occupancy Tax                                        8
         8.       Non-Applicability of Certain Provisions
                  of the Overlease                                     9
         9.       No Assignment or Subletting                          9
         10.      Insurance                                            15
         11.      Brokerage                                            17
         12.      Assignment of Overlease                              18
         13.      Notices and Cure Periods; Default and
                  Remedies                                             18
         14.      Binding Effect                                       24
         15.      Condition of the Sublease Premises                   24
         16.      At End of Term                                       25
         17.      Alterations                                          26
         18.      Security                                             26
         19.      Directory Listings                                   29
         20.      Miscellaneous                                        29
         21.      Valid Authority                                      31
         22.      Failure to Give Possession                           31
         23.      Consent of Overlandlord under the Overlease          32
         24.      First Right to Sublease                              33

         EXHIBIT A - Overlease
         EXHIBIT B - Overlandlord's Form of Consent to Sublease
         EXHIBIT C - Form of Letter of Credit
         EXHIBIT D - Form of Guaranty

                                    SUBLEASE

AGREEMENT OF SUBLEASE ("Sublease") dated as of the _____ day of January, 1993, by and between UNITED STATES TENNIS ASSOCIATION INCORPORATED, a New York corporation having an office at 1212 Avenue of the Americas, New York, New York 10036- 9998 ("Sublandlord"), and US FIBERCOM NETWORK, INC., a Delaware corporation having an office at 725 Fifth Avenue, 15th floor, New York, New York 10022 ("Subtenant").

                                    WHEREAS:

         I. By lease dated as of January 10, 1985 between The 48th Americas Company ("Overlandlord"), as landlord, and Sublandlord, as tenant, Sublandlord leased from Overlandlord certain premises in the building ("the Building") known as 1212 Avenue of the Americas, New York, New York, for a term to expire on June 30, 2000;

         II. Said lease has been amended by a certain letter agreement dated October 28, 1985 and a certain agreement dated November 1, 1985 (said lease as now or hereafter amended, the "Overlease"); and

         III. Subtenant desires to sublet from Sublandlord, and Sublandlord desires to sublet to Subtenant, the entire twelfth (12th) floor of the Building (the "Sublease Premises"), upon the terms and subject to the provisions and conditions hereinafter set forth.

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual convenants, conditions and agreements hereinafter contained, do hereby agree as follows:

                              W I T N E S S E T H :

         1. Term. Sublandlord hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term (the "Term") which shall commence on the later of (a) February 15, 1993 and (b) the date that is fifteen days after the day on which Sublandlord shall give notice to Subtenant that Sublandlord has vacated the Sublease Premises (the "Commencement Date"), and which shall end on June 29, 2000 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of this Sublease.

         2. Annual Fixed Rent and Additional Rent.

                  A. Subtenant covenants and agrees that, during and throughout the entire Term, Subtenant shall pay to Sublandlord annual fixed rent ("Fixed Rent") in the amount of $282,797.50 per annum (in monthly installments of $23,566.46) during and for the period commencing on the Commencement Date and continuing through and including the Expiration Date; which Subtenant covenants and agrees to pay to Sublandlord, in lawful money of the United States, in equal monthly installments in advance, on the first day of each calendar month during the Term, without demand, deduction, offset, abatement, defense, and/or counterclaim whatsoever, except that Subtenant shall pay the first monthly installment of Fixed Rent simultaneously with the execution and delivery of this Sublease. The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term shall be prorated.

                  B. In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay as additional rent, without any demand, deduction, offset, abatement, defense and/or counterclaim whatsoever, all amounts that are required to be paid to Overlandlord as either additional rent or "increases in Fixed Rent" pursuant to the Overlease, including, without limitation, those "increases in Fixed Rent" payable under Articles 37, 38 and 39 of the Overlease, and which are payable with respect to the Sublease Premises for periods occurring wholly or in part within the Term of this Sublease, as calculated and in the manner provided in the Overlease, except that for purposes of this Subparagraph 2B: the term "Base Tax" as defined in Paragraph A.3 of Article 37 of the Overlease shall mean Taxes (as defined in Paragraph A.7 of Article 37 of the Overlease for the fiscal year commencing on July 1, 1993, and ending June 30, 1994; the term "Base Tax Year", as defined in Paragraph A.3 of Article 37 of the Overlease, shall mean the fiscal year commencing on July 1, 1993 and ending on June 30, 1994; the deleted percentages in Articles 37 and 39 of the Overlease shall be deemed to be 5.08%; there shall be deemed excluded from "Wage Rates", as defined in Paragraph
A.5 of Article 38 of the Overlease, the monetary value of cost of benefits (other than wages) and the third sentence of said paragraph shall be deemed deleted; the deleted figure and percentage in Paragraph B.1 of Article 38 of the Overlease shall be deemed to be 12,710 and 100% respectively; and the term "Base Wage Rates" as defined in Paragraph B.1 of Article 38 of the Overlease shall be deemed to refer to the Wage Rate in effect for 1993.

                  C. Notwithstanding anything to the contrary contained herein, Subtenant shall pay all additional rent payable under said Subparagraph 2B directly to Sublandlord or as Sublandlord shall direct at lease five (5) business days prior to the respective due dates under the Overlease for such additional rent except that regularly scheduled items of additional rent shall be due and payable on the respective due dates under the Overlease for such additional rent.

                  D. All payments of Fixed Rent and additional rent (Fixed Rent and additional rent are collectively referred to herein as "rent") shall be made by good and sufficient check (subject to collection) currently dated, drawn on a bank which is a member of the New York Clearing House or any successor thereto, issued directly from Subtenant, without endorsements, to the order of Sublandlord (or such other party as Sublandlord may, from time to time, direct) at Sublandlord's office (or such other place as Sublandlord may designate from time to time).

                  E. In the event that additional rent is due under the Overlease with respect to any period which precedes the Commencement Date or follows the Expiration Date, Subtenant's obligations hereunder on account of such additional rent shall be appropriately prorated.

                  F. Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be additional rent, and Sublandlord shall have the same rights and remedies in the event of non-payment of additional rent as are available to Sublandlord for the non-payment of Fixed Rent.

                  G. Notwithstanding anything to the contrary provided in Subparagraph 2A above, the amount by which the fixed Rent for (i) the first
(1st) three (3) months of the Term, (ii) each January during the Term other than January 1998, 1999 and 2000, and (iii) one-half of the month of January 2000, exceeds the Electric Charge (hereinafter defined) for each such period, shall be abated. Notwithstanding the foregoing, if, at any time during the Term, Subtenant shall be in default beyond the expiration of the applicable cure period (if any) in the performance of any of its obligations under this Sublease and Sublandlord shall terminate this Sublease by reason of such default, then in calculating damages to which Landlord may be entitled, Fixed Rent shall be considered without regard to any abatement thereafter accruing.

         3. Use of the Sublease Premises. Subtenant shall use and occupy the Sublease Premises for general and executive offices in accordance with the terms and conditions of the Overlease (the "Permitted Use"), and for no other purpose, and further covenants not to do any act which will result in a violation of the Overlease.

         4.       Incorporation of Overlease Terms.

                  A. All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.

                  B. Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof. The rights and obligations contained in the Overlease are, during the term of this subletting, hereby imposed upon the respective parties hereto, Sublandlord as being substituted for Overlandlord, and Subtenant being substituted for Sublandlord with respect to the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease of the corresponding covenant of the Overlease, and Sublandlord's obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord. It is expressly agreed that Sublandlord shall not be obligated to perform any obligation which is the obligation of Overlandlord under the Overlease. Sublandlord shall have no liability to Subtenant by reason of default of Overlandlord under the Overlease. Subtenant recognizes that Sublandlord is not in a position and shall not be required to render any of the services or utilities, to make repairs, replacements, restorations, alterations or improvements or to perform any of the obligations required of Overlandlord by the terms of the Overlease. Sublandlord agrees, however, to use reasonable efforts to enforce its rights against Overlandlord under the Overlease for the benefit of Subtenant upon Subtenant's written request therefor (and to forward to Overlandlord any notices or requests for consent as Subtenant may reasonably request); provided, however, Sublandlord shall not be obligated to incur any expense to Overlandlord, Subtenant or their agents or contractors (unless otherwise required by the Overlease) in connection with expending such efforts. Except as provided in the immediately succeeding sentence, nothing contained in this Section 4(A) shall require Sublandlord to institute any suit or action to enforce such rights. Sublandlord agrees that, if
(i) Overlandlord is in default of its obligations under the Overlease after the expiration of any applicable cure period, (ii) such default materially and adversely affects Subtenant, (iii) Sublandlord shall have exhausted all reasonable efforts to compel Overlandlord to cure such default (other than commencing appropriate legal action), (iv) no default in the payment of Fixed Rent, additional rent or any other sum or any other material obligation shall have occurred hereunder and be continuing and (v) Subtenant shall have delivered to Sublandlord security, satisfactory in all respects to Sublandlord in the exercise of its reasonable judgment, to secure Subtenant's obligations under this sentence and the next succeeding sentence, then Sublandlord shall institute such appropriate legal action to enforce Overlandlord's obligations with respect to the Sublease Premises as Subtenant may reasonably request in writing, at Subtenant's sole cost and expense, with counsel of Sublandlord's selection. Subtenant shall within five (5) days after demand reimburse Sublandlord for any and all costs which Sublandlord shall incur in bringing any such action, and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred or suffered by Sublandlord by reason of or in connection with bringing such action. Subtenant acknowledges that the failure of Overlandlord to provide any services or comply with any obligations under the Overlease shall not entitle Subtenant to any abatement or reduction in rent payable hereunder. Notwithstanding the foregoing, if under the terms of the Overlease Sublandlord shall be entitled to an abatement in rent thereunder with respect to the Sublease Premises and Sublandlord receives such abatement, then Subtenant shall be entitled to a corresponding abatement in the rent hereunder; provided, however, the amount of such abatement shall not exceed the amount of the abatement under the Overlease which Sublandlord receives with respect to the Sublease Premises.

                  C. Wherever the Overlease refers to the "Demised Premises," such references for the purposes hereof shall be deemed to refer to the Sublease Premises.

                  D. Subtenant shall pay, as additional rent, to Sublandlord five (5) business days prior to the last day of each calendar month during the Term in the manner applicable to the payment of Fixed Rent, the entire amount of all charges made by Overlandlord, Sublandlord or others during such month for repairs, cleaning, maintenance, overtime heating, ventilation and air-conditioning service, electricity service and other services which are not required to be furnished by Overlandlord to Sublandlord or by Sublandlord to Subtenant, as the case may be, at no additional cost pursuant to the express terms of the Overlease and/or this Sublease, as the case may be, and which are either requested by Subtenant or necessitated by the acts or omissions of Subtenant, its employees, agents, licensees, invitees or others who are or may be present at the Sublease Premises.

                  E. Sublandlord represents that: (i) as of the date hereof the Overlease annexed hereto as Exhibit "A" and made a part hereof is a true and complete copy of the Overlease, except as to certain intentionally omitted provisions, which provisions are expressly not incorporated herein and made inapplicable to Subtenant and the Sublease premises, (ii) to the best knowledge of Sublandlord, Overlandlord is not in default under the Overlease and (iii) Sublandlord has received no notice of default from Overlandlord under the Overlease with respect to a default which has not been cured. Sublandlord shall indemnify and hold Subtenant harmless from all direct and provable claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising by reason of the default of Sublandlord under the Overlease unless caused by Subtenant's default hereunder.

         5.       Sublease Subject to Overlease

                  A. This Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to all matters to which the foregoing is subject, except as specifically provided to the contrary in this Sublease, to the extent applicable to the Sublease Premises. Subtenant hereby assumes and covenants that, throughout the Term, Subtenant shall observe and perform, all of the provisions of the Overlease, to the extent applicable to the Sublease Premises, which are to be observed and performed by the tenant thereunder. Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default under the Overlease; it being expressly agreed to by Subtenant that any such violation, breach or default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease. Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all direct and provable claims, liabilities, penalties and expenses, including, without limitation, attorneys' fees and disbursements, arising from or in connection with any default by Subtenant in Subtenant's performance of those terms, covenants and conditions of this Sublease and/or of the Overlease which are or shall be applicable to Subtenant, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be additional rent hereunder and shall be payable upon demand. In any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease or otherwise, Overlandlord's and Sublandlord's consent shall be required hereunder, and Sublandlord shall have no obligation to consent to any matter to which Overlandlord's consent is so required but not obtained.

                  B. Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord, as the tenant under the Overlease, in the performance of any of the terms or provisions of the Overlease, or for any other reason of any nature whatsoever, such lease or the leasehold estate of the tenant thereunder, is terminated by summary dispossess proceeding or otherwise, then Subtenant will, at Overlandlord's election, attorn to Overlandlord, and will recognize Overlandlord as Subtenant's landlord under this Sublease. Subtenant covenants and agrees to execute and deliver, at any time and from time to time, within five (5) business days following a request therefor by Sublandlord or Overlandlord, any instrument which may be reasonably necessary or appropriate to evidence such attornment. Sublandlord shall request that Overlandlord enter into a so-called "subordination, non-disturbance and recognition agreement" with Subtenant.

                  C. Subject to the provisions of the next succeeding sentence, Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to

         The Overlease. Sublandlord shall not amend or modify the Overlease in any way that would discriminate against Subtenant, or which would increase Subtenant's monetary obligations hereunder, shorten the term hereof or decrease Subtenant's rights with respect to the Permitted Use of the Sublease Premises, or which would otherwise materially adversely affect Subtenant's rights or obligations hereunder or permit the same to be canceled or terminated, unless required pursuant to the terms of the Overlease prior to the effectiveness of any such modification or amendment, without Subtenant's prior written consent; provided, however, that Sublandlord shall have the right to terminate this Sublease in the event that Sublandlord terminates the Overlease in accordance with the provisions of any of Articles 9, 10 or 54 of the Overlease.

         6.       Electricity

                  A. Subtenant acknowledges that the Fixed Rent includes an amount (the "Electric Charge") payable in consideration of electricity furnished to the Sublease Premises, equal to $34,952.50 per annum (in monthly installments of $2,912.71), such amount to be in substitution for ERIF payable with respect to the Sublease Premises at the date hereof. If the cost to Overlandlord for electricity shall be increased after the date hereof by changes in Overlandlord's electric rates, charges, fuel adjustment or service classifications, or by taxes or charges of any kind imposed thereon, or for any other reason (other than by reason of an increase in consumption of electricity on the eleventh (11th) floor of the Building) and as a result thereof the ERIF portion of the fixed annual rent to be paid by Sublandlord to Overlandlord under
Article 46 or the Overlease is increased, then the Electric Charge shall be increased by one-half of the amount by which said ERIF shall have been increased after the date hereof.

                  B. At any time during the term of this Sublease, but not more often than once per year, Sublandlord, at Sublandlord sole cost and expense, may cause an independent electrical engineer or electrical consulting firm selected by Sublandlord to make a survey of Subtenant's electrical equipment located in the Sublease Premises, and the use thereof, to determine if the full value of electricity furnished to the Sublease Premises exceeds the Electric Charge. If the value of such electricity exceeds the Electric Charge, Sublandlord shall furnish a copy of said survey to Subtenant and Sublandlord and Subtenant shall execute a supplementary agreement modifying this Sublease by increasing the Electric Charge to such excess. The failure of the parties to execute such supplementary agreement shall not affect Subtenant's obligation to pay such excess. If Subtenant shall dispute the result of any survey conducted by the independent electrical engineer or consultant selected by Sublandlord ("Sublandlord's Survey"), Subtenant shall have the right, for a period of thirty
(30) days following Subtenant's
receipt of the results of Sublandlord's Survey, to have Subtenant's own electrical engineer or consultant conduct a survey of the Sublease Premises ("Subtenant's Survey"). The cost of Subtenant's Survey shall be paid by Subtenant. If the results of Subtenant's Survey indicate a variation of less than ten(10%) percent from the results of Sublandlord's Survey, Sublandlord's Survey shall be binding and conclusive on both parties. In the event that the results of Subtenant's Survey indicate a variation of ten (10%) or more from the results of Sublandlord's Survey and such dispute cannot be resolved between Sublandlord's and Subtenant's electrical engineers and/or consultants, said dispute shall be resolved by a third electrical engineer or consultant who shall be selected by the two electrical engineers or consultants who shall have already made such surveys, whose fees shall be paid for equally by Subtenant and Sublandlord. Notwithstanding anything contained herein to the contrary, the Electric Charge shall not be increased pursuant to this Subparagraph 6B merely by reason of Tenant's consumption in the Sublease Premises of electricity in amounts not normal for general offices in connection with the normal use of lamps, typewriters, photocopiers for normal office use, personal computers and other small office machines which consume comparable amounts of electricity.

                  C. In the event that Overlandlord shall elect to discontinue the redistribution of furnishing of electrical energy to the Sublease Premises pursuant to Article 46 of the Overlease the provisions of Subparagraph 6A hereof shall cease to apply, the Fixed Rent shall, from the date that such discontinuance is effective, be reduced by the amount of the Electric Charge then in effect and Subtenant shall obtain electric service directly from the public utility company servicing the Building. In no other event shall the Fixed Rent be reduced by reason of a change in the Electric Charge or in electric service to the Sublease Premises.

                  D. Without limiting the terms of Subparagraph 6B hereof, except as otherwise expressly provided in this Article 6, the terms of Article 46 Paragraphs A, C and D of the Overlease shall be incorporated by reference in this Sublease as if fully stated herein. As incorporated herein, there shall be substituted in said Paragraphs A, C, and D (i) Sublandlord for Overlandlord and
(ii) Subtenant for Sublandlord.

         7. Occupancy Tax. If any commercial rent or occupancy tax (collectively, "Rent Tax") shall be levied with regard to the Sublease Premises during the Term, Subtenant shall pay the same either to the taxing authority, or, if appropriate, to Sublandlord, as additional rent, not less than twenty
(20) days before the due date of each and every such tax payment. In the event that any such tax payment shall be made by Subtenant to Sublandlord, Sublandlord shall remit the amount of such payment to the taxing authority on subtenant's behalf. Sublandlord shall pay to the taxing authority, or, if appropriate, to Overlandlord, the Rent Tax, if any, that shall be levied with regard to the Overlease subject to the credits and/or deductions to which Sublandlord may be entitled by reason of Subtenant's obligations with respect to Rent Tax pertaining to this Sublease.

         8.       Non-Applicability of Certain Provisions of the Overlease.

                  A. The following provisions of the Overlease shall not be incorporated in this Sublease by reference: the demising clause first appearing in the Overlease, Articles 18 and 27, Articles 33 and 41, Article 46 Paragraph B, Article 47, Article 49 Paragraphs H and W, Articles 52, 53, 54 and 57, the letter agreement dated October 28, 1985 from Overlandlord to Sublandlord, the agreement dated November 1, 1985 by and between Overlandlord and Sublandlord and all references to a renewal or extension in term (wherever appearing).

                  B. As incorporated herein: the words "twenty (20) days in
Article 3 of the Overlease shall be deemed deleted and replaced with "fifteen
(15) days"; and the words "ten (10) days" in Article 4 of the Overlease shall be deemed deleted and replaced with "seven (7) days".

         9.       No Assignment or Subletting.

                  A. Subtenant, on its own behalf and on behalf of its heirs, distributees, executives, administrators, legal representatives, successors and assigns, covenants and agrees that Subtenant shall not, by operation of law or otherwise: (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in this Sublease, in whole or in part, or (ii) sublet, or permit the subletting of, the Sublease Premises or any part thereof, or (iii) permit the Sublease Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person or entity other than Subtenant without the prior written consent of Sublandlord and of Overlandlord in each instance. Any violation of the provisions of this Subparagraph 9A shall constitute a material default under this Sublease.

                  B. If Subtenant shall desire to sublet all or any portion of the Sublease Premises, Subtenant shall submit to Sublandlord a written request for Sublandlord's consent to such assignment or subletting, which request shall be accompanied by the following information: (i) The name and address of the proposed subtenant; (ii) If Subtenant desires to sublet only a portion of the Sublease Premises, a description of the portion to be sublet, together with a floor plan thereof; (iii) the terms and conditions of the proposed subletting and any other related transactions between Subtenant and the subtenant; (iv) the nature and character of the business of the proposed subtenant and its proposed use of the Sublease Premises; and (v) current financial information and any other information Sublandlord may reasonably request with respect to the proposed subtenant, including, without limitation, its most recent financial report. Sublandlord, by notice given to Subtenant within thirty (30) days after receipt of Subtenant's request for consent to any sublease of the whole of the Sublease Premises, may terminate this Sublease on a date to be specified in said notice (the "Termination Date"), which date shall be the later of (x) five (5) days after Sublandlord's notice and (y) the effective date of the proposed subletting. Subtenant shall vacate and surrender the Sublease Premises on or before the Termination Date as if it were the Expiration Date. If Subtenant proposes to sublet only a portion of the Sublease Premises, Sublandlord, by notice given to Subtenant within thirty (30) days after receipt of Subtenant's request for consent, may elect to eliminate such portion of the Sublease Premises (said portion hereinafter called the "Eliminated Space") from the Sublease Premises during the period (hereinafter called the Elimination Period") commencing on the date (hereinafter called the "Elimination Date") immediately prior to the proposed commencement date of the term of the proposed subletting, and ending on the Expiration Date, and in the event such notice is given: (a) the Eliminated Space shall be eliminated from the Sublease Premises during the Elimination Period; (b) Subtenant shall surrender the Eliminated Space to Sublandlord on or prior to the Elimination Date in the same manner as if said Elimination Date were the Expiration Date; (c) if the Eliminated Space shall constitute less than an entire floor, Sublandlord, at Sublandlord's expense, shall have the right to make any alterations and installations in the Sublease Premises required, in Sublandlord's reasonable judgment, to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space, and if the Sublease Premises shall contain any core toilets or any corridors (including any corridors proposed to be constructed by Sublandlord pursuant to this clause
(c)), providing access from the Eliminated Space to the core area, Sublandlord and any tenant or other occupant of the Eliminated Space shall have the right to use such toilets and corridors in common with Subtenant and any other permitted occupants of the Sublease Premises, and the right to install signs and directional indicators in or about such corridors indicating the name and location of such tenant or other occupant; and (d) during the Elimination Period, (x) the Fixed Rent shall be reduced in the proportion which the area of the eliminated Space bears to the total area of the Sublease Premises immediately prior to the Elimination Date (including an equitable portion of the area of any corridors referred to in clause (c) of this sentence as part of the area of the Eliminated Space for the purpose of computing such reduction), (y) the additional rent payable under Subparagraph 2B shall be reduced proportionately, and (z) any prepaid portion of Fixed Rent and additional rent for any period after the Eliminated Date allocable to the Eliminated Space shall be refunded by Sublandlord to Subtenant. At the request of Sublandlord, Subtenant shall execute and deliver an instrument or instruments, in the form satisfactory to Sublandlord, setting forth any modifications to this Sublease contemplated in or resulting from the operation of the foregoing provisions of this Subparagraph 9B; however, neither Sublandlord's failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this Subparagraph 9B.

                   C. Notwithstanding anything to the contrary contained in this Paragraph 9, if Sublandlord does not exercise its right to terminate this Sublease or to eliminate the Eliminated Space from the Sublease Premises pursuant to Subparagraph 9B above, provided that Subtenant is not in default after any applicable grace or notice provided in this Sublease in the payment of Fixed Rent, additional rent or any other sum or any other material obligation of Subtenant under this Sublease. Subtenant shall have the right to sublet any portion of the Sublease Premises, subject to all of the following terms and conditions:

                           (i) Subtenant shall have complied with the provisions
of the Overlease and shall obtain, prior to the effective date of such sublease, the consent of Overlandlord to such sublease;

                           (ii) Subtenant shall obtain the prior written consent
os Sublandlord to such proposed sublease, which consent shall not be unreasonably withheld provided the other conditions of this Subparagraph 9C are satisfied;

                           (iii) In Sublandlord's reasonable judgment, the
proposed subtenant is engaged in a business, and the Sublease Premises will be used in a manner, which is limited to the use for the purposes set forth in this Sublease, and for no other purposes;

                           (iv) The proposed subtenant shall be reputable and
shall have, in the reasonable judgment of Sublandlord, sufficient financial worth to perform the obligations of the subtenant under the sublease as evidenced by the presentation to Sublandlord of financial and other information regarding the proposed subtenant including, without limitation, its business experience, a current financial statement, and such other information as Sublandlord may reasonably request;

                           (v) If all of the 11th floor of the Building, or any
part thereof that is reasonably comparable to the space that Subtenant proposes to sublease, is not sublet by Sublandlord or if any sublease of all of the 11th floor of the Building or any portion thereof that is reasonably comparable to the space that Subtenant proposes to sublease, is scheduled to expire before the commencement date of the proposed sublease, and all of, or such portion of, the 11th floor of the Building is not subject to a further sublease that is scheduled to expire on or before the commencement date of the proposed sublease, Subtenant shall not have negotiated or entered into a proposed sublease, Subtenant shall not have negotiated or entered into a proposed subletting with any tenant, subtenant or occupant or any space in the 11th floor of the building or any person with whom Sublandlord is then negotiating (or with whom Sublandlord has, in the previous four-month period, negotiated) to sublease space on the 11th floor of the Building that is reasonably comparable to the space that Subtenant proposes to sublease or with any person which directly or indirectly controls, or is controlled by, or is under common control with, any such tenant, subtenant or occupant or person with whom Sublandlord is then negotiating (or with whom Sublandlord has, in the previous four-month period, negotiated);

                           (vi) No subletting shall be for a term ending later
than one (1) day prior to the expiration date of the term of this Sublease;

                           (vii) The sublease shall be subject and subordinate
to all provisions of this Sublease and the Overlease and all of the rights of Sublandlord hereunder and of Overlandlord under the Overlease;

                           (viii) Subtenant shall deliver to Sublandlord
duplicate original of such sublease, duly executed and acknowledged by Subtenant and the subtenant, at the time Subtenant requests Sublandlord's consent thereto;

                           (ix) The sublease shall provide that it is subject
and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate, and that, in the event of termination, re-entry or dispossession by Sublandlord under this Sublease, Sublandlord may, at its option, take over any of the right, title and interest of Subtenant, as sublessor, under such subleasee, and the subtenant shall, at Sublandlord's option, attorn to Sublandlord pursuant to the then executory provisions of such sublease, except that Sublandlord shall not (x) be liable for any previous act or omission of Subtenant under such sublease, (y) be subject to any counterclaim, offset or defense, which theretofore accrued to such subtenant against Subtenant, or (z) be bound by any previous modification of such sublease or by any Previous prepayment of more than one (1) month's rent (it being acknowledged and agreed, however, that the provisions of this Subparagraph 9C(ix) shall be self operative, and that no further instrument shall be required to give effect to this provision);

                           (x) The subtenant shall have no right whatsoever to
further sublet the Sublease Premises or any portion thereof or to assign its interest in the Sublease; provided, however, subject to Overlandlord's consent, if required under the Overlease, the subtenant may further sublease the Sublease

Premises to an Affiliate (hereunder defined) of such subtenant; provided, further, however, that no such further subletting shall be effective unless and until a copy of the sub-sublease shall have been delivered to Sublandlord and such sub-lease shall provide for the automatic termination thereof upon such Affiliate sub-subtenant ceasing to be an Affiliate of the subtenant. As used herein the term "Affiliate" means, with respect to any person or entity, any party that is under the control of, controlling or under common control with such person or entity;

                           (xi) The subtenant shall not be entitled, directly or
indirectly, to diplomatic or sovereign immunity and shall be subject to service or process in, and the jurisdiction of the courts of, the State of New York;

                           (xii) There shall not be more than three (3)
subtenants or occupants (including Subtenant) of the Sublease Premises; and

                           (xiii) No sublease shall be for less than 3,000
contiguous square feet of area and shall be of a shape or configuration such that the area proposed to be sublet and the remainder of the Sublease Premises shall in Sublandlord's reasonable judgment constitute commercially marketable separate rental units.

                  D. Subtenant shall reimburse Sublandlord on demand for all costs (including, without limitation, all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of the proposed subtenant) which may be incurred by Sublandlord in connection with a request by Subtenant that Sublandlord consent to any proposed assignment or sublease.

                  E. Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any assertion that Sublandlord has unreasonably withheld or delayed any consent to a subletting pursuant to the provisions of this Sublease. Subtenant agrees that its sole remedy shall be an action or proceeding to enforce such provisions or for specific performance.

                  F. If Sublandlord shall give its consent to any sublease of the Sublease Premises, Subtenant shall pay to Sublandlord, as additional rent, 75% of any and all Sublease Profits (as hereinafter defined). For purposes of this sublease, the term "Sublease Profits" shall be deemed to mean the amount by which (i) all rents, additional charges or other consideration paid under the sublease to, or in connection with the subletting by, Subtenant (including, but not limited to, (x) sums paid for the sale or rental of Subtenant's fixtures, leasehold improvements, equipment, furniture or other personal property to the extent such sums exceed the fair market value or fair market rental, as the case may be, of such fixtures, leasehold improvements, equipment, furniture or other personal property and (y) any and all sums paid on account of the Workstations (hereinafter defined)) after deducting therefrom the amount of any reasonable brokerage commission, attorney's fees and disbursements and advertising costs, reasonable rent concessions and the reasonable cost of constructing demising walls or other reasonable alterations and decorations in connection with the subletting of a portion of the Sublease Premises, if applicable, actually incurred by Subtenant in connection with such subletting, exceed the (ii) Fixed Rent and regularly scheduled items of additional rent accruing during the term of such sublease pursuant to the terms hereof with respect to the portion of the Sublease Premises to be subleased. Not withstanding the foregoing, Sublandlord agrees that if, and for so long as, (x) the sum of (a) the Fixed Rent and regularly scheduled items of additional rent accruing during the Term pursuant to the terms of this Sublease and (b) Sublease Profits theretofore paid by Subtenant to Sublandlord, exceeds (y) the total amount of fixed rent and regularly scheduled items of additional rent payable with respect to the Sublease Premises by Sublandlord to Overlandlord during the Term pursuant to the terms of the Overlease, the amount of Sublease Profits shall be reduced by 75% of such excess. The sums payable under this Subparagraph 9F shall be paid to Sublandlord as and when payable by the subtenant to Subtenant. If Sublandlord and Subtenant disagree as to whether the sale price or rental of any of Subtenant's personal property sold or rented in connection with a sublease exceeds fair market value, Sublandlord may, at its own expense, conduct an appraisal thereof by a licensed real estate appraiser of Sublandlord's selection, whose determination of fair market value shall be conclusive and binding on the parties; provided that if any such appraiser determines the sale price or rental of such personal property does not exceed 110% of the fair market value thereof, then Sublandlord shall waive any payment on account of Sublease Profits attributable to the sale or rental of such personal property.

                  G. Any attempted assignment or subletting made contrary to the provisions of this Paragraph 9 shall be null and void. No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord's and Overlandlord's express written consent to any further assignment or subletting. The provisions of this Paragraph 9 shall apply to each and every sublease Subtenant proposes to enter into during the Term. For the purposes of this Paragraph 9, "sublettings" shall be deemed to include all sub-sublettings as well as sublettings.

                  H. (i) If Subtenant is a corporation, the direct or indirect transfer and/or exchange of fifty (50%) percent or more (aggregating all prior transfers) of the shares of Subtenant or of the shares of any corporation of which Subtenant is a direct or indirect subsidiary, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for purposes of this Paragraph 9.

                  (ii) If Subtenant is a partnership, the direct or indirect transfer of fifty (50%) percent or more (aggregation all prior transfers) of the partnership interests or Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 9.

         I. Notwithstanding anything contained in Subparagraph 9A hereof to the contrary, subject to the terms of the Overlease and the consent of Overlandlord if required thereunder, the Subtenant initially named herein ( the "Initial Subtenant"), shall, so long as such Initial Subtenant be the subtenant hereunder, have the right to sublease the Sublease Premises to an Affiliate of the Initial Subtenant for a term extending only so long as such Affiliate is an Affiliate of the Initial Subtenant without the consent of Sublandlord and without sharing with Sublandlord Sublease Profits; provided, however, no such subletting shall be effective unless and until a copy of the sub-sublease therefor shall have been delivered to Sublandlord. In the event such Affiliate shall cease to be an Affiliate of the Initial Subtenant, then Subtenant shall immediately give a notice thereof to Sublandlord. If the Subtenant shall desire to sublease all or a portion of the Sublease Premises to such former Affiliate of the Initial Subtenant, then simultaneously with the giving of the aforesaid notice to Sublandlord, Subtenant shall submit its request for Sublandlord's consent to such sublease and the terms of Subparagraphs 9B through and including 9H hereof shall apply to such proposed subletting.

                  10.      Insurance.

                           A. Modifying the provisions of Article 45 of the
Overlease, as such provisions pertain to this Sublease. Subtenant shall, at its own cost and expense, obtain, maintain and keep in force during the Term for the benefit of Sublandlord, Subtenant, Overlandlord and such other parties as are named in the Overlease, commercial general liability insurance which shall include premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages in a combined single limit amount of $3,000,000, against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or related to the conduct and operation of Subtenant's business in, on or about the Sublease Premises. Whenever in Sublandlord's reasonable judgment, good business practice and changing conditions indicate a need for additional or different types or insurance coverage, Subtenant shall, upon

Sublandlord's request, promptly obtain such insurance coverage, at Subtenant's expense provided such type of additional insurance coverage is either (i) then being required by Overlandlord under the Overlease or (ii) then being obtained by or required of tenants occupying premises similar to the Sublease Premises in buildings similar to the Building located in the vicinity of the Building.

                  B. Sublandlord, Overlandlord and such other parties as are required to be named pursuant to the overlease, including, without limitation, Overlandlord's agents and any lessor under any ground or underlying lease, shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All of said policies of insurance shall be: (i) written as "occurrence" policies, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Sublandlord may carry, and (iii) issued by insurance companies which are rated not less than "A:XII" in Best's Key Rating Guide or which are otherwise reasonably satisfactory to Sublandlord, and which are licensed to do business in the State of New York. Said policies shall also provide that the insurer will give Sublandlord at lease thirty (30) days prior written notice of cancellation of said policy or of any material modification thereof, and shall comply with all of the provisions of Article 45 of the Overlease. Subtenant shall deliver to Sublandlord the policies of insurance or certificates thereof, together with evidence of the payment of premiums thereon, prior to the Commencement Date, and shall thereafter furnish to Sublandlord, at least twenty (20) days prior to the expiration of any such policies and any renewals thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.

                  C. Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon at the maximum legal rate of interest from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

                  D. Notwithstanding anything to the contrary contained in
Article 45 of the Overlease, and notwithstanding the limits of insurance specified in this Paragraph 10, Subtenant agrees to defend, indemnify and hold harmless Sublandlord, and the agents, partners, shareholders, directors, officers and employees of Sublandlord, from and against all damage, loss, liability, cost and expense (including, without limitation, engineers', architects' and attorneys' fees and disbursements) resulting from any of the risks referred to in this Paragraph 10. Such indemnification shall operate whether or not Subtenant has placed and maintained the insurance specified in this Paragraph 10, and whether or not proceeds from such insurance (such insurance having been placed and maintained) actually are collectible from one or more of the aforesaid insurance companies; provided, however, that Subtenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered by Sublandlord from one or more of said insurance companies by reason of injury or damage to or loss sustained on the Sublease Premises.

                  E. Subtenant hereby agrees to indemnify, hold harmless and defend Sublandlord, its officers, directors, employees, agents and contractors from and against any and all claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) arising as a result of: (i) any breach by Subtenant of any of the representations, warranties, covenants and agreements of Subtenant under this Sublease, or (ii) the conduct of business in or management of the Sublease Premises during the Term or while Subtenant is in possession of or otherwise occupies all or any part of the Sublease Premises except to the extent due to the negligence or wilful misconduct of Sublandlord, or (iii) any work or thing whatsoever done or any condition created in or about the Sublease Premises during the Term or while Subtenant is in possession of or otherwise occupies all or any part of the Sublease Premises, or (iv) any negligent or willful act or omission of Subtenant or of any licensee or invite or other occupant of, or person present at, the Sublease Premises or of any employee, agent or contractor of any of the foregoing during the Term or while Subtenant is in possession of or otherwise occupies all or any part of the Sublease Premises except to the extent due to the negligence or wilful misconduct of Sublandlord or (v) any act or omission of Sublandlord arising from or in connection with any action taken by Sublandlord to cure any default by Subtenant hereunder.

                  II. Brokerage. Each of Subtenant and Sublandlord represents and warrants to the other that no broker, other than CB Commercial Real Estate Group, Inc. And The Lansco Corporation (collectively, the "Broker"), was instrumental in consummating this Sublease, and Subtenant warrants and represents that no conversations or prior negotiations were had with any broker other than the Broker concerning the subletting of the Sublease Premises. Each party shall indemnify and hold the other harmless from and against any claims for brokerage commissions or similar fees claimed by any person or entity other than the Broker and any and all other claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) arising out of or in connection with such party's breach of the foregoing representations and warranties. Sublandlord shall be responsible for paying the Broker any commission due with respect to the execution and delivery of this Sublease.

                  12. Assignment of the Overlease. The term "Sublandlord" as used in this Sublease means only the tenant under the Overlease, at the time in question, so that if Sublandlord's interest in the Overlease is assigned, Sublandlord shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing with respect to the Overlease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned. If Sublandlord shall assign or surrender the Overlease to Overlandlord, such assignment or surrender shall be effectuated so as not to terminate the estate herein granted. If Sublandlord shall assign the Overlease to Overlandlord or an Affiliate of the Overlandlord, Overlandlord shall enter into an agreement with Subtenant whereby Overlandlord agrees that in the event of the Termination of the Overlease (other than a termination in accordance with the terms of the Overlease but not by reason of the tenant's default under the Overlease) then, provided the Subtenant shall not be in default hereunder after any applicable grace or notice provided in this Sublease, Overlandlord will not disturb the use and occupancy of Subtenant under this Sublease; provided, however, Overlandlord shall not under any circumstances be liable for any act or omission of any prior sublandlord (other then a sublandlord who is an Affiliate of Overlandlord), provided that the foregoing shall not affect Subtenant's rights under subparagraph 2G hereof (b) be liable for the return of any security deposit unless actually received by Overlandlord or its Affiliates, (c) bound by any waiver or forbearance or any prior sublandlord (other than a sublandlord who is an Affiliate of Overlandlord), (d) subject to any offsets of defenses which Subtenant might have against any Sublandlord (other than a sublandlord who is an Affiliate of Overlandlord) or (e) bound by any Fixed Rent or additional rent which the subtenant might have paid in excess of the then current month to any prior Sublandlord (other than a sublandlord who is an Affiliate of Overlandlord).

                  13.      Notices and Cure Periods; Default and Remedies.

           A. All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand, national overnight courier or mailed by certified or registered mail, return receipt requested, to the address set forth below:

                  If to Sublandlord:

if before the commencement of the Term:

                  United States Tennis Association Incorporated
                  1212 Avenue of the Americas
                  New York, New York  10036-9998
                  Attention: Chief Financial Officer

both before and during the Term:

                  United States Tennis Association Incorporated
                  70 West Red Oak Lane
                  Harrison, New York  10528
                  Attention: Chief Financial Officer

with a copy of any notice of default or termination to:

                  Stroock & Stroock & Lavan
                  7 Hanover Square
                  New York, New York  10004
                  Attention: David A. Rahm, Esq.

                  If to Subtenant:

                  US Fibercom Network, Inc.
                  1212 Avenue of the Americas
                  New York, New York 10036-9998
                  Attention: Mr. Seth R. Davis

with a copy of any notice of default or termination to:

                  Baer Marks & Upham
                  805 Third Avenue
                  New York, New York 10022
                  Attention: Stanley E. Bloch, Esq.

                  and

                  US Cable Corporation
                  28 West Grant Avenue
                  Montvale, New Jersey 07645
                  Attention: Mr. James Pearson

                  B. By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party's notices are thereafter to be addressed.

                  C. The effective date of any notice shall be the date such notice is delivered (if by hand or by national overnight courier) or the date of mailing thereof.

                  D. In connection with the incorporation by reference of notice and other time limit provisions of the Overlease into this Sublease (and except with respect to actions to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease), the time limits provided in the Overlease for the giving or making of any notice to the tenant thereunder by Overlandlord, the holder of any mortgage, the lessor under any ground or underlying lease or any other party, or for the performance of any act, condition or covenant or the curing of any default by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purposes of this Sublease, by shortening the same in each instance: (i) to fifty (50) calendar days with respect to all such periods of sixty (60) or more calendar or business days, (ii) to twenty two (22) calendar days with respect to all such periods of thirty (30) or more calendar or business days but less than sixty
(60) calendar or business days, (iii) to twelve (12) calendar days with respect to all such periods of twenty (20) or more calendar or business days but less than thirty (30) calendar or business days, (iv) to five (5) calendar days with respect to all such periods of ten (10) or more calendar or business days but less than twenty (20) calendar or business days, and (v) to two (2) calendar days with respect to all such periods of five (5) or more calendar or business days but less than ten (10) calendar or business days; but in any and all events to a time limit enabling Sublandlord to give any notice, perform any act, condition or covenant, cure any default, and/or exercise any option within the time limit relating thereto as contained in the Overlease. Sublandlord shall, promptly after receipt thereof, notify Subtenant of any notice of default served by Overlandlord upon Sublandlord under any of the provisions of the Overlease. Sublandlord shall promptly furnish notice to Subtenant of any action taken by Sublandlord to cure such default. Subtenant shall, immediately upon receipt thereof, notify Sublandlord of any notice served by Overlandlord upon Subtenant under any of the provisions of the Overlease or with reference to the Sublease Premises. Subtenant shall immediately furnish notice to Sublandlord of any action taken by Subtenant to cure any default under, or comply with any request or demand made by Overlandlord and/or Sublandlord in connection with the Overlease (pertaining to the Sublease Premises) or this Sublease.

                  E. (i) Article 17 of the Overlease as incorporated herein by reference is hereby modified (a) by deleting from the first sentence of Section
(2) thereof the phrase "unless such default" and replacing it with "and such default"; (b) the words "or any other lease" appearing in the first sentence of Section (1) thereof shall be deemed deleted and replace with "or any other lease or sublease"; (c) the words "fifteen (15) days' and "fifteen (15) days," wherever appearing shall be deemed deleted and replaced with "ten (10) days" and "ten (10) day," respectively; and (d) the words "ten (10) days'," wherever appearing in said Article 17 shall be deemed deleted and replace with "seven (7) days'"; and (e) "or if any guarantor of Subtenant's obligations under this Sublease ("Guarantor") shall default in any of its obligations under its guaranty; or if a case in bankruptcy or under the laws of any state is commenced naming Guarantor as debtor unless Landlord shall be obligated pursuant to the terms of Subparagraph 18F hereof to agree to the termination of the Guarantor's guaranty; or if Guarantor shall make an assignment or any other arrangement for the benefits of creditors under any state law unless Landlord shall be obligated pursuant to the terms of Subparagraph 18F hereof to agree to the termination of the Guarantor's guaranty" is inserted after the word "judge" appearing in the 13th line of Section (1) thereof.

                  (ii) Supplementing and notwithstanding the provisions of
Article 17 of the Overlease as incorporated herein, this Sublease and the term and estate hereby granted are subject to the further limitation that whenever Subtenant will default in the payment of any installment of Fixed Rent, or in the payment of any additional rent or any other charge payable by Subtenant under this Sublease or any other sublease between Sublandlord and Subtenant, on any day upon which the same ought to be paid and such default will continue for five (5) days after Sublandlord will have given Subtenant a notice specifying such default, then, in any such case. Sublandlord may give to Subtenant a notice of cancellation and termination of this Sublease effective at the expiration of three (3) days from the date of the service of such notice, and upon the expiration of said three (3) day notice period this Sublease and the term and estate hereby granted whether or not the term will theretofore have commenced will terminate as fully and with the same effect as if that day were set forth herein for the expiration of the term hereof, but Subtenant will remain liable for damages as provided herein.

                  F. (i) If this Sublease shall be terminated under the provisions of Article 17 of the Overlease as incorporated herein or under Subparagraph 13E hereof:

                           (a) Subtenant shall quit and peacefully surrender the
Sublease Premises to Sublandlord, and Sublandlord and its agents may immediately, or at any time after such termination or after the date upon which this Sublease and the Term shall expire and come to an end, re-enter the Sublease Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or other wise (without being liable to indictment, prosecution or damages therefor), and may repossess the Sublease Premises and dispossess Subtenant and any other persons from the Sublease Premises and remove any and all of their property and effects from the Sublease Premises; and

                           (b) Sublandlord, at Sublandlord's option, may relet
the whole or any part or parts of the Sublease Premises from time to time, either in the name of Sublandlord or otherwise, to such subtenant or subtenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Sublandlord, in its sole discretion, may determine; provided, however, that Sublandlord shall have no obligation to relet the Sublease Premises or any part thereof and shall in no event be liable for failure to relet the Sublease Premises or any part thereof, or, in the event of any such reletting, for failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Subtenant of any liability under this Sublease or otherwise affect any such liability, and Sublandlord, at Sublandlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Sublease Premises as Sublandlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Subtenant of any liability under this Sublease or otherwise affecting any such liability.

                  (ii) Subtenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Subtenant, on its own behalf and on behalf of all persons claiming through or under Subtenant, including all creditors, does further hereby waive any and all rights which Subtenant and all such persons might otherwise have under any present or future law to redeem the Sublease Premises, or to re-enter or repossess the Sublease Premises, or to restore the operation of this Sublease, after (a) Subtenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Sublandlord, or (C) any expiration or termination of this Sublease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Sublease. The words "re-enter," "re-entry" and "re-entered" as used in this Sublease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Subtenant, or any persons claiming through or under Subtenant, of any term, covenant or condition of this Sublease, Sublandlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Sublease for such breach. The rights to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Sublandlord from invoking any other remedy allowed at law or in equity.

                  (iii) If this Sublease and the Term shall expire and come to an end as provided in Article 17 of the Overlease as incorporated herein or in this Subparagraph 13F, or by or under any summary proceeding or any other action or proceeding, or if Sublandlord shall re-enter the Sublease Premises as provided in said Article 17 as incorporated herein or this Subparagraph 13F, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

                           (a) Subtenant shall pay to Sublandlord all rent
(including additional rent) and other items payable under this Sublease by Subtenant to Sublandlord to the date upon which this Sublease and the Term shall have expired and come to an end or to the date of re-entry upon the Sublease Premises by Sublandlord, as the case may be;

                           (b) Subtenant also shall be liable for and shall pay
to Sublandlord, as damages, any deficiency (referred to as "Deficiency") between the rent (including additional rent) for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (a) of sub-subparagraph 13F(i) hereof for any part of such period (first deducting from the rents collected under any such reletting all of Sublandlord's expenses in connection with the termination of this Sublease, Sublandlord's re-entry upon the Sublease Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions paid or payable to third party brokers, reasonable attorneys' fees and disbursements, alteration costs and other expenses of preparing the Sublease Premises for such reletting); any such Deficiency shall be paid in monthly installments by Subtenant on the days and in the manner specified in this Sublease for payment of monthly installments of Fixed Rent, Sublandlord shall be entitled to recover from Subtenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice
Sublandlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

                           (c) whether or not Sublandlord shall have collected
any monthly Deficiency as aforesaid, Sublandlord shall be entitled to recover from Subtenant, and Subtenant shall pay to Sublandlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the rent (including additional rent) for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Sublease Premises for the same period, both discounted to present worth at the 4% per annum, less the aggregate amount of Deficiencies theretofore collected by Sublandlord pursuant to the provisions of clause (b) of sub-subparagraph 13F(iii) hereof for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Sublease Premises, or any part thereof, shall have been relet by Sublandlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting to a bona fide third party subtenant shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Sublease Premises so relet during the term of the reletting.

                  (iv) If the Sublease Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting to a bona fide third party Subtenant and the expenses of any such reletting shall be equitably apportioned for the purposes of subparagraph 13F(iii) hereof. Subtenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the fixed annual rent reserved in this Sublease.

         14. Binding Effect. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns (to the extent permitted hereunder).

         15. Condition of the Sublease Premises.

                  A. It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same are entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease. Subtenant agrees to accept possession of the Demised Premises in "as is" and "where is" condition on the Commencement Date and Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublease Premises for Subtenant's occupancy.

                  B. Subtenant acknowledges and agrees that any and all alterations, installations, renovations or other items of work necessary to prepare the Sublease Premises for Subtenant's initial occupancy ("Subtenant's Work") shall be performed by Subtenant (subject to the provisions of Paragraph 17 below and the applicable provisions of the Overlease), at Subtenant's sole cost and expense.

                  C. During the Term, Subtenant shall be entitled to the exclusive use of Sublandlord's workstations then in the Sublease Premises (the "Workstations"). Subtenant acknowledges and agrees that Sublandlord makes no warranty or representation with respect to the Workstations except that same are free and clear of liens. Subtenant acknowledges and agrees that it has personally inspected same and agrees to accept same in their "as is" condition on the Commencement Date, without recourse or representation. Subtenant agrees to keep said Workstations in good repair and condition throughout the term subject to reasonable wear and tear. In the event the Workstations are damaged, destroyed, stolen or otherwise unavailable or not suitable for Subtenant's use or intended use, Sublandlord shall have no liability therefor. Throughout the Term the Workstations shall remain the property of Sublandlord; provided, however, upon the Expiration Date, provided Subtenant shall not then be in default under this Sublease, the Workstations shall be the property of Subtenant. In the event Subtenant shall intend to replace the Workstations with its own furniture and fixtures, then Subtenant shall give Sublandlord notice of such intention. Sublandlord shall for a period of thirty days after such notice have the right to enter the Sublease Premises and remove the Workstations therefrom, at Sublandlord's own cost and expense. If Sublandlord shall fail to so remove the Workstations, Sublandlord shall be deemed to have abandoned the Workstations, and Subtenant may, at its own cost and expense, remove the Workstations from the Sublease Premises and dispose of the Workstations as Subtenant deems fit. Subtenant hereby agrees to indemnify and hold Sublandlord harmless from all costs, damages, fees, taxes, (including, without limitation, sales taxes) expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by Sublandlord with respect to or in connection with the Workstations, the use thereof by Subtenant and the transfer thereof to Subtenant.

         16. At End of Term.

                  A. Upon the expiration or sooner termination of the Term, Subtenant shall vacate and surrender the Sublease Premises in broom-clean condition, restore the Sublease Premises to its condition on the date that Sublandlord tendered the Sublease Premises to Subtenant, and shall forthwith repair any damage to the Sublease Premises caused by any permitted or required removal from the Sublease Premises of any of Subtenant's furniture, moveable trade fixtures, improvements or any other property so removed from the Sublease Premises; provided, however, if the Term shall expire on the scheduled Expiration Date and shall not have been terminated earlier, then Subtenant shall be obligated to repair only such damage and remove such property as Sublandlord is obligated to repair and/or remove, as the case may be, under the Overlease upon the expiration of the term thereof.

                  B. Modifying the provisions of Articles 21 and 50 of the Overlease and Paragraph O of Article 49 of the Overlease, as such provisions are or shall be applicable to the Sublease Premises and this Sublease, the parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublease Premises as aforesaid will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder.

Subtenant therefore agrees that if possession of the Sublease Premises is not surrendered to Sublandlord on the Expiration Date or sooner termination of the Term, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month and for each portion of any month during which Subtenant holds over in the Sublease Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to (i) two (2) times the Fixed Rent, plus (ii) the regularly scheduled items of additional rent which were payable hereunder with respect to the last month of the Term. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublease Premises after the Expiration Date or sooner termination of this Sublease and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Paragraph, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

         17. Alterations. Modifying the provisions of Articles 3 and 42 of the Overlease, as such provisions are applicable to the Sublease Premises, any and all Tenant Changes proposed to be made by Subtenant in the Sublease Premises (including, without limitation, Tenant Changes made in connection with Subtenant's initial occupancy) shall be subject to Sublandlord's prior written consent, which consent may be granted or withheld in Sublandlord's sole and absolute discretion; provided, however, if Overlandlord shall have consented to a Tenant Change which Subtenant proposes to make in the Sublease Premises, Sublandlord shall not unreasonably withhold its consent thereto provided Subtenant shall provide Sublandlord with security, acceptable in all respects to Sublandlord in the exercise of its reasonable judgment, for Subtenant's obligations under Article 3 and 42 under the Overlease as incorporated herein; and, provided further, however, that if Sublandlord shall not be required pursuant to the terms of the Overlease or otherwise to restore the Sublease Premises to its condition prior to the making of a Tenant Change by Subtenant, Sublandlord shall not require as a condition to its consent to the making of such Tenant Change that Subtenant so restore the Sublease Premises.

         18. Security.

                  A. Upon the execution of this Sublease, Subtenant shall deposit with Sublandlord a sum equal to six (6) monthly installments of Fixed Rent as security for the faithful performance and observance by Subtenant of all of the terms, provisions, covenants and conditions of this Sublease. If Subtenant shall default with respect to any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, the payment of any rent after any applicable grace or notice provided in this Sublease, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any such rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant's default with respect to any of the terms, conditions, provisions, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the re-subletting of the Sublease Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. If all or any portion of the security shall be used, applied or retained by Sublandlord in accordance with the provisions of this Paragraph 18 or if for any reason the sum of the amount on deposit as security under this Subparagraph 18A, plus the then amount of the Letter of Credit (hereinafter defined), if any, plus the amount then contingently owed under paragraph 1 of the Guaranty (hereinafter defined), if any, is less than an amount equal to six (6) monthly installment of Fixed Rent, then the amount by which the security on hand with Sublandlord (plus the then amount of the Letter of Credit, if any, plus the amount then contingently owed under paragraph 1 of the Guaranty, if any) is less than six (6) monthly installments of Fixed Rent shall be deposited by Subtenant within ten (10) days after demand therefor, and a failure by Subtenant timely to comply therewith shall be deemed a material default of Subtenant under this Sublease entitling Sublandlord to avail itself of its remedies or as provided at law or in equity or as provided in this Sublease. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Subtenant after the date fixed as the end of the Term and after delivery of possession of the entire Sublease Premises to Sublandlord. In the event of an assignment of Sublandlord's interest in, under or to this Sublease, Sublandlord shall have the right to transfer the security to the assignee thereof, and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security, and Subtenant agrees to look solely to the new Sublandlord for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublandlord. Subtenant further covenants that Subtenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or attempted encumbrance.

         B. Intentionally Deleted.

         C. Sublandlord shall deposit the security delivered by Subtenant under Subparagraph 18A in an interest bearing account. Sublandlord shall remit to Subtenant the interest earned on said security, less an amount equal to 1% of said security, annually. Sublandlord shall be entitled to retain an amount equal to 1% of said security annually to compensate Sublandlord for overhead and administrative expenses incurred in connection with maintaining said security in an interest bearing account.

         D. Notwithstanding anything to the contrary contained in Subparagraph 18A above, in lieu of all (or, subject to the terms hereof, a part of) the cash security deposit, Subtenant may deliver to Sublandlord a clean, irrevocable, transferable and unconditional letter of credit (the "Letter of Credit") issued by and drawn upon a commercial bank (hereinafter referred to as the "Issuing Bank") which shall be a member bank of the New York Clearinghouse Association (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth of not less than $100,000,000, with appropriate evidence thereof to be submitted by Subtenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form annexed hereto as Exhibit C, (iii) be for the account of Sublandlord, (iv) be in an amount equal to the excess of (x) the sum of six (6) monthly installments of Fixed Rent over (y) the sum of (A) the amount the cash security, plus (B) the amount then contingently owed under paragraph 1 of the Guaranty, if any, but in all events not less than two (2) monthly installments of Fixed Rent (v) except as otherwise provided in this Subparagraph 18D, conform and be subject to Uniform Customs and Practice for Documentary Credits, 1983 Revision, ICC Publication No. 400, (vi) be fully transferable by Sublandlord without any fees or charges therefor, (vii) provide that Sublandlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Sublandlord's statement that Sublandlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Sublease, and
(viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the Term of this Sublease, unless the Issuing Bank shall send notice (the "Non-Renewal Notice") to Sublandlord by registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Sublandlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of this Paragraph 18 as cash security. Subtenant acknowledges and agrees that the Letter of Credit shall be delivered to Sublandlord as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease, and that Sublandlord shall have the right to draw upon the entire Letter of Credit in any instance in which Sublandlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Sublandlord pursuant to Subparagraph 18A above.

                  E. In the event that Subtenant shall elect to furnish the Letter of Credit in lieu of all or part of the cash security, then, where appropriate, references to "security" in Subparagraph 18A above shall be deemed to also refer to the Letter of Credit or any proceeds thereof as may be drawn upon by Sublandlord.

                  F. Subject to the terms of the third sentence of subparagraph 18A, in lieu of up to an amount equal to four (4) monthly installments of Fixed Rent of the cash security deposit, Subtenant may deliver to Sublandlord a guaranty (the "Guaranty") of Subtenant's obligations under this Sublease from US Cable Corporation, which Guaranty shall be in the form annexed hereto as Exhibit
D. If Subtenant shall deliver such Guaranty and shall thereafter increase the cash security by (or deliver a Letter of Credit in) an amount equal to the amount then contingently owed under paragraph 1 of the Guaranty, such that Sublandlord shall hold as security cash or letter of credit or both in an amount equal to six (6) monthly installments of Fixed Rent, Sublandlord shall agree to the termination of the Guaranty.

         19. Directory Listings. Subtenant shall have the right to maintain one-half (1/2) of the listing spaces permitted to be maintained by Sublandlord under the Overlease.

         20. Miscellaneous. A. This Sublease is made in the State of New York and Shall be governed by and construed under the laws thereof. This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein). The headings in this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular. This Sublease shall not be binding upon Sublandlord for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed duplicate original hereof. The captions appearing in this Sublease have been inserted for the convenience only and shall not control or affect or be deemed part of this Sublease or control or affect the meaning or construction of any of the terms, conditions or provisions hereof.

                  B. (i) Except as may be expressly provided herein to the contrary, wherever in this Sublease Sublandlord's consent or approval is required, if Sublandlord shall delay, refuse or condition such consent or approval, Subtenant in no event shall be entitled to make, nor shall Subtenant make, any claim, and Subtenant hereby waives any claim, for money damages (nor shall Subtenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Subtenant that Sublandlord unreasonably withheld delayed or conditioned its consent or approval. Subtenant's sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment, and such remedy shall be availabe only in those cases where Sublandlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Sublandlord may not unreasonably withhold its consent.

                  (ii) If Subtenant disputes the reasonableness of Sublandlord's decision to refuse to consent to or approve a sublease to which Sublandlord has expressly agreed in Subparagraph 9C hereof not to unreasonably withhold its consent or approval, then such dispute shall be settled and finally determined by arbitration in the City of New York in accordance with the following provisions hereof. Within five (5) business days next following the giving of any notice by Subtenant to Sublandlord stating that it wishes such dispute to be so determined, Sublandlord and Subtenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within said five (5) business days, then the arbitrator to be chosen by such party shall be chosen in the same manner as hereinafter provided for the appointment of the third arbitrator in the case where the two arbitrators chosen hereunder are unable to agree upon such appointment. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) business days after the designation of the second arbitrator, then either party may apply to the American Arbitration Association or any successor organization thereto ("AAA") for the designation of such arbitrator; provided, however, nothing contained herein shall be construed to require submission of any dispute to AAA. All arbitrators shall be persons who shall have had at least ten (10) years experience in the business of operating or managing commercial real estate in the Borough of Manhattan and shall be related to neither Sublandlord nor Subtenant. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Sublandlord and Subtenant of this determination within five (5) business days, if at all possible, after the designation of the third arbitrator; the concurrence of any two of said arbitrators shall be binding upon Sublandlord and Subtenant. Any award of the arbitrators shall be limited to a determination as to whether Sublandlord acted reasonably in withholding any such consent. Judgment upon any award rendered in any arbitration held pursuant to this Subparagraph 20B may be entered in any court having jurisdiction. However, the determination in any arbitration held pursuant to this Subparagraph 20B shall be final and binding upon Sublandlord and Subtenant, whether or not a judgment shall be entered in any court. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Subparagraph 20B, and each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator shall be borne by the parties equally.

         21. Valid Authority. A. Subtenant hereby represents and warrants to Sublandlord that:

                  (i) Subtenant is duly organized, validly existing and in good standing under the laws of the State of New York, and has the full right and authority to enter into this Sublease; and

                  (ii) The execution, delivery and performance of this Sublease by Subtenant: (a) has been duly authorized, (b) does not conflict with any provisions of any instrument which Subtenant is a party or by which Subtenant is bound, and (c) constitutes a valid, legal and binding obligation of Subtenant.

         B.  Sublandlord hereby represents and warrants to Subtenant that:

                  (i) Sublandlord is duly organized, validly existing and in good standing under the laws of the State of New York, and has the full right and authority to enter into this Sublease; and

                  (ii) The execution, delivery and performance of this Sublease by Sublandlord: (a) has been duly authorized, (b) subject to the terms of the Overlease, does not conflict with any provisions of any instrument to which Sublandlord is a party or by which Sublandlord is bound, and (c) constitutes a valid, legal and binding obligation of Sublandlord.

         22. Failure to Give Possession. Except as hereinafter explicitly provided, if Sublandlord is unable to give possession of the Sublease Premises to Subtenant on the Commencement Date, because of the holding-over or retention of possession of any subtenant, under-subtenant or other occupant (including Sublandlord) or for any other reason, Sublandlord shall not be subject to any liability for filure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Fixed Rent shall be abated (provided that Subtenant is not responsible for the inability to obtain possession) until Sublandlord shall have delivered possession of the Sublease Premises to Subtenant. Notwithstanding anything in this Sublease to the contrary, if Subtenant shall be responsible for the inability to obtain possession (including, without limitation, by reason of Subtenant's failure to comply with the terms of Paragraph 23 hereof), then Subtenant's obligation to pay rent under this Sublease shall be accelerated to the date that Subtenant would have otherwise obtained possession of the Sublease Premises whether or not the Commencement Date shall have occurred or this Sublease shall come into effect. Notwithstanding the foregoing, if Sublandlord fails to tender possession of the Sublease Premises to Subtenant on or before March 15, 1993 and Subtenant is not responsible for such failure, then, subject to the second succeeding sentence, Subtenant shall be entitiled to a credit against the Fixed Rent first coming due after Sublandlord tenders possession of the Sublease Premises equal to $250.00 for each day after March 1, 1993 that Sublandlord shall continue to fail to tender possession of the Sublease Premises; provided, however, if Sublandlord shall tender possession of the Sublease Premises on other than the first day of a month there shall be added to such credit an amount equal to $250.00 for each day from and after the day on which Sublandlord tenders such possession until the day that is the last day of the month in which Sublandlord shall make such tender; and, provided further, however, if Subtenant shall have the right to terminate this Sublease under this Paragraph 22 and shall exercise such right in accordance with the terms hereof and this Sublease shall be so terminated, then such credit shall be calculated as though Sublandlord had tendered possession of the Sublease Premises on the day on which Subtenant shall have exercised such right and Sublandlord shall pay the amount of such credit to Subtenant. Sublandlord shall vacate the Sublease Premises as soon as practicable after Sublandlord's new premises in Harrison, New York are complete in accordance with all applicable requirements for legal occupancy and ready for occupancy for business, and shall thereupon tender possession of the Sublease Premises on the Commencement Date assuming the conditions to the effectiveness of this Sublease set forth in Paragraph 23 hereof have been met. If Sublandlord shall fail to tender possession of the Sublease Premises on or before March 31, 1993, then Subtenant shall have the right to terminate this Sublease on thirty (30) days' notice, and this Sublease shall terminate thirty (30) days after the giving of such notice unless Sublandlord shall have tendered possession of the Sublease Premises to Subtenant before the expiration of such thirty (30 ) days. Upon such termination of this Sublease, Sublandlord shall refund any and all amount deposited hereunder, and thereafter this Sublease shall be null and void and neither party shall have any rights or obligations hereunder. The remedies herein reserved to Subtenant for Sublandlord's failure to deliver possession of the Sublease Premises shall (unless Sublandlord shall have failed, prior to termination of this Sublease, to vacate the Sublease Premises despite the completion and readiness for occupancy of Sublandlord's new premises in the manner hereinabove described) be the exclusive remedies of Subtenant therefore. The provisions of this Paragraph are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

         23. Consent of Overlandlord under the Overlease. This Sublease shall have no effect (and if necessary the Commencement Date but not the Expiration Date shall be extended) until Overlandlord shall have given its written consent hereto in accordance with the terms of the Overlease. Subtenant agrees immediately to provide to Sublandlord for delivery to Overlandlord such financial and other information concerning Subtenant (and any guarantor of Subtenant's obligations hereunder) and its (or their) principals and business operations as Overlandlord may reasonably request. Sublandlord shall submit this Sublease and such information promptly upon execution or receipt (as the case may be) for Overlandlord's approval. If Overlandlord does not give its consent to this Sublease for any reason whatsoever other than Subtenant's failure to provide information reasonably requested by Overlandlord, within thirty (30) days after the date hereof, then either party may elect to cancel this Sublease by giving notice to the other party after the expiration of said 30-day period, but prior to the giving of said consent by Overlandlord to this Sublease. Subtenant acknowledges that Subtenant will be required to execute and deliver such consent as a condition precedent to the execution thereof by Overlandlord. Subtenant agrees that Subtenant shall promptly execute and deliver to Sublandlord Overlandlord's consent to this Sublease. After Sublandlord receives such consent executed by Subtenant, Sublandlord shall execute and deliver same to Overlandlord. Notwithstanding anything to the contrary contained in this Paragraph 23, in the event that Overlandlord (either directly or through its attorneys) shall have forwarded a form of consent to Sublandlord within said 30-day period, but such consent shall not have been executed by all parties thereto for any reason whatsoever, then said 30-day period shall be extended by an additional period of thirty (30) days, during which period Sublandlord and Subtenant shall diligently and in good faith take all reasonable acts necessary to obtain said consent. If either party shall have given notice of cancellation to the other party (in accordance with the provisions of this Paragraph 23), then: (i) Sublandlord shall not be obligated to take any further action to obtain such consent, (ii) Sublandlord shall refund to Subtenant the installment of Fixed Rent paid by Subtenant, as well as the security (if any) deposited by Subtenant, at the execution of this Sublease, and (iii) this Sublease shall thereupon be deemed null and void and of no further force and effect, and neither of the parties hereto shall have any rights or claims against the other. Notwithstanding the foregoing, if Subtenant fails to execute and deliver Overlandlord's form of consent to this Sublease (and such form shall be substantially in the form annexed hereto as Exhibit B) or to provide requested information within five (5) days of Sublandlord's delivery thereof to Subtenant, or Overlandlord's request therefor, as the case may be, Subtenant shall have no further right to cancel this Sublease, and Sublandlord shall have the option to cancel this Sublease, retaining the security deposited hereunder and first installment of Fixed Rent

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
theretofore received as liquidated damages and not as a penalty, or to pursue and obtain in any court of competent jurisdiction such legal or equitable (including mandatory or injunctive) relief as may be appropriate under the circumstances.

         24. First Right to Sublease. A. During the Term, provided Subtenant shall not be in default after any applicable grace or notice provided in this Sublease in the payment of Fixed Rent, additional rent or any other sum or any other material obligation of Subtenant hereunder, Sublandlord shall apprise Subtenant of any bona-fide third party written offer ("Third Party Offer") to sublease all or a portion of the eleventh (11th) floor of the Building that is acceptable to Sublandlord. The Third Party Offer shall state the term of the sublease, the fixed rent and recurring items of additional rent, the rent concessions, if any, the construction allowance, if any, the work letter, if any and the space to be sublet (the "Offered Space") but need not be binding on the offeror even if accepted by Sublandlord. Subject to receipt of Overlandlord's consent under the Overlease, provided Subtenant shall not then (or upon the commencement of the subletting of the Offered Space) be in default after any applicable grace or notice provided in this Sublease in the payment of Fixed Rent, additional rent or any other sum or any other material obligation of Subtenant hereunder, Subtenant shall have the right to sublease all, but not part of, the Offered Space on the same terms and conditions as are contained in such Third Party Offer and otherwise on the terms and conditions herein contained (except that Subtenant shall not be entitled to any free rent or other concessions herein provided and the second, third and fourth sentences of Paragraph 22 hereof shall be deemed deleted). If Subtenant exercises such right, at the request of Sublandlord, Subtenant shall execute a sublease prepared by Sublandlord's counsel substantially in the form hereof, modified to reflect the terms set forth in the Third Party Offer and this Subparagraph 24A, but neither Sublandlord's failure to make such request nor Subtenant's failure to so execute such a sublease shall relieve Subtenant from its obligations with respect to subletting of the Offered Space. In the event Subtenant does not, by notice, exercise its right to sublet the Offered Space no later than 5:00 p.m., Eastern Time, on the date that is the third calendar day next after Sublandlord gives Subtenant notice of the Third Party Offer, Subtenant's right to sublet the Offered Space shall teminate and be of no further force or effect, and Sublandlord shall be free to lease such Offered Space to any other party on such terms as Sublandlord in its sole discretion shall determine. Except as provided in Subparagraph 24B hereof, Subtenant's rights pursuant to the terms of this Subpargagraph 24A shall apply only to the initial subletting of space on the eleventh (11th) floor of the Building.

         B. During the Term, provided Subtenant shall not be in default after any applicable grace or notice provided in this Sublease in the payment of Fixed Rent, additional rent or any other sum or any other material obligation or Subtenant hereunder, Sublandlord shall notify Subtenant of any space on the eleventh (11th) floor of the Building which Sublandlord wishes to sublease after the initial subletting thereof by Sublandlord. Such notice shall state the term of the proposed subletting, the fixed rent and recurring items of additional rent, the rent concessions, if any, the construction allowance, if any, the work letter, if any and the space to be sublet. Subject to receipt of Overlandlord's consent under the Overlease, provided Subtenant shall not then (or upon the commencement of the subletting) be in default after any applicable grace or notice provided in this Sublease in the payment of Fixed Rent, additional rent or any other sum or any other material obligation of Subtenant hereunder, Subtenant shall have the right to sublease all, but not part of, the space specified in Sublandlord's notice on the terms and conditions contained in Sublandlord's notice and otherwise on the terms and conditions contained herein (except that Subtenant shall not be entitled to any free rent or other concession herein provided and the second, third and fourth sentences of Paragraph 22 hereof shall be deemed deleted). If Subtenant exercises such right, at the request of Sublandlord, Subtenant shall execute a sublease prepared by Sublandlord's counsel substantially in the form hereof, modified to reflect the terms set forth in Sublandlord's notice and this Subparagraph 24B, but neither Sublandlord's failure to make such request nor Subtenant's failure to so execute such sublease shall relieve Subtenant from its obligations with respect to the subletting of the space specified in Sublandlord's notice. If Subtenant does not, by notice, exercise its right to sublet said space by no later than 5:00 p.m. Eastern Time, on the date that is thirty (30) calendar days next after Sublandlord gives its notice to Subtenant, Subtenant's right to sublet the space specified in Sublandlord's notice shall terminate and be of no further force or effect, and Sublandlord shall be free to lease such space to any other party or such terms as Sublandlord in its

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
discretion shall determine; provided, however, before Sublandlord accepts an offer to sublease all (but not part of) such space for a net effective rent (i.e. the sum of (i) fixed rent, plus additional rent and other charges, minus
(ii) any rent concessions, construction allowance and cost of any work letter, all as determined by Sublandlord) for less than 90% of the net effective rent contained in the aforesaid notice form Sublandlord to Subtenant, Sublandlord shall give Subtenant notice of such offer and Subtenant shall have a first right to sublet such space on the terms and conditions set forth in Subparagraph 24A.

                  C. Subtenant shall fully and faithfully comply with the terms, covenants and conditions of each and every sublease between Subtenant and Sublandlord.

         IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

                           SUBLANDLORD:

                           UNITED STATES TENNIS ASSOCIATION
                           INCORPORATED

                           By:
                               ------------------------------------
                                    Name:   M. Marshall Happer, III
                                    Title:  Executive Director


                           SUBTENANT:

                           U.S. FIBERCOM NETWORK, INC.

                           By:
                               ------------------------------------
                                    Name:   Seth R. Davis
                                    Title:  President & CEO


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